EXHIBIT 99.1
FOR IMMEDIATE RELEASE
______________________

From:  SMTEK International, Inc.           Contact:   Rick Vitelle
       2151 Anchor Court                              Chief Financial Officer
       Thousand Oaks, CA  91320                       (805) 376-2595
                                                             or
                                                      FOLEY/FREISLEBEN LLC
                                                      John Foley
                                                      213/955-0020


               SMTEK International Plans Transition to Nasdaq
           ____________________________________________________


     THOUSAND OAKS, CALIFORNIA (June 14, 1999) - SMTEK International, Inc. (NYSE: SMK) today announced that its board of directors has elected to transfer its common stock listing from the New York Stock Exchange to the Nasdaq SmallCap Market. SMTEK filed its listing application with Nasdaq following stockholder approval on May 20, 1999 of the Company's now completed 1-for-20 reverse split of its common stock. The Company also expects that its common stock will continue to trade on the Pacific Exchange.

     Richard K. Vitelle, SMTEK's vice president of finance and administration and chief financial officer, commented: "SMTEK has returned to consistent profitability and significantly strengthened its balance sheet over the past several years. Nonetheless, we were advised by the New York Stock Exchange that its financial requirements for continued listing were going to be raised substantially, and it was not clear that the Company would be able to attain these new standards within the time period required by the NYSE. For this reason, we decided to transfer our listing to the Nasdaq SmallCap Market.

     "We believe that transferring to Nasdaq could bolster investor confidence with regard to listing continuity by placing us in a trading environment in which we meet listing requirements. We also feel that having multiple market makers could enhance the overall liquidity and marketability of our common stock.

     Vitelle continued: "We believe that following the reverse stock split, which was effective on May 24, 1999, the Company meets all of the initial listing requirements for Nasdaq's SmallCap Market. However, we do
not expect clearance from Nasdaq until late June or early July.   The New
York Stock Exchange is working with the Company in this transition process, and has agreed to allow SMTEK's shares to continue trading on the NYSE until July 9, 1999, or such earlier date that our common stock begins trading on Nasdaq. Our primary efforts are directed at working toward an orderly transition to Nasdaq, and we expect no interruption in trading."

     Headquartered in Thousand Oaks, California, SMTEK International, Inc. is an electronics manufacturing services (EMS) provider serving original equipment manufacturers (OEMs) in the computer, telecommunications, instrumentation, medical, industrial and aerospace industries. The Company also fabricates multilayer printed circuit boards (PCBs) for use in the same industries serviced by the Company's EMS operations. The Company's EMS operations are located in Thousand Oaks, California, San Diego, California, Fort Lauderdale, Florida and Craigavon, Northern Ireland. Its PCB facilities are located in Craigavon, Northern Ireland.

     Certain statements made above are forward-looking in nature and reflect SMTEK International, Inc.'s current expectations. Such statements include words like "plan", "believe", "expect", "may", "will", and similar expressions. These statements involve various risks and uncertainties and there can be no guarantees that such statements will prove to be correct. Factors that might cause such expectations not to be achieved include the possibility that the Company's Nasdaq application might not be approved in time for the Company's common stock to begin trading on the Nasdaq SmallCap Market before its shares cease to be listed on the NYSE, and the possibility that Nasdaq may ultimately not approve the Company's application or maintain that listing, or the possibility that there will not be market makers for the Company's securities sufficient to provide liquidity and marketability.

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